Exhibit 10.8

English Translation

Execution Copy

September 30, 2010

Asset Purchase Agreement

By and among

OWX Hong Kong Limited

And

Bright Way Technology (Hong Kong) Limited

And

Kuang Yixun

And

Hu Zhenning

Asset Purchase Agreement

THIS ASSET PURCHASE AGREEMENT (“this Agreement”) is made and entered into as of September 30, 2010 by and among:

1.                  OWX Hong Kong Limited, a limited liability company duly incorporated in Hong Kong Special Administrative Region with its registered office at Room 3006, 30F, Gloucester Tower, The Landmark, 11 Pedder Street, Hong Kong (hereinafter referred to as “Party A”);

2.                  Bright Way Technology (Hong Kong) Limited, a limited liability company incorporated in Hong Kong Special Administrative Region with its registered office at Room 1102-1103, 11F, Kowloon Building, No.555 Nathan Road, Mongkok, Kowloon Hong Kong (hereinafter referred to as “Party B”);

3.                  Kuang Yixun, holder of P. R. China ID Card No.                with residence address at               , Shenzhen, Guangdong Province, P. R. China (hereinafter referred to as “Party C”); and

4.                  Hu Zhenning, holder of P. R. China ID Card No.                with residence address at               , Shenzhen, Guangdong Province, P. R. China (hereinafter referred to as “Party D”).

(Party A and Party B are herein collectively referred to as the “Parties” and individually referred to as a “Party”.)

WHEREAS,

1.                  Party A is a limited liability company duly incorporated and validly existing under the laws of Hong Kong Special Administrative Region and an investment and share controlling company;

2.                  Party B is a limited liability company duly incorporated and validly existing under the laws of Hong Kong Special Administrative Region and engages in development, wholesale and trading (excluding exclusively operated and exclusively controlled commodities and restricted items) of electronic products and telecommunication products; running industrial enterprises; operating import and export businesses;

3.                  Party A agrees to acquire all of Party B’s assets, personnel and businesses and Party B agrees to transfer all of Party B’s assets, personnel and businesses to Party A in accordance with the terms and conditions as agreed herein; and

4.                  Party D is the only shareholder of Party B and holds 100% of the issued shares in Party B,

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties hereby agree below:

1.	Definitions

Unless otherwise specified herein, whenever used herein, the following terms shall have the following meanings:

	“This Agreement”	refers to the main body of this Agreement and its annexes hereto;

	“Execution Date”	refers to the date of the formal execution of this Agreement indicated herein;

	“Guarantors”	refers to both Party C and Party D;

	“Purchased Assets”	refers to all the assets to be sold by Party B to Party A hereunder, excluding liabilities, indebtedness or obligations of any form or any nature;

“Intellectual Property”

refers to (including but not limited to) all patents, utility models, trade dress, copyrights, trademarks, domain names, software rights, inventions, discoveries, expertise, know-how, processes, trade secrets, etc. and related use rights, including media of any form relating to the above rights, e.g. written descriptions, graphic designs, design drawings, documents, CDs, etc., any rights similar to the above rights, and any similar rights and assets owned by Party B and relating to related businesses and Purchased Assets;

	“Domain Name”	Refers to all the Domain Names managed and used by Party B (for details, please see Annex 2A to this Agreement) (if any);

	“Asset Purchase”	Refers to the transfer of Party B’s assets to Party A according to the provisions herein;

	“Consideration”	Refers to the consideration that Party A shall pay to Party B pursuant to the provision of Article 4 herein;

	“Profit Target”	Refers to the guarantee listed in Article 6.1 herein provided by Party B to Party A for the Actual Audited Pre-tax Profit;

	“Actual Audited Pre-tax Profit”	Refers to the audited pre-tax profit of Party A for January 1 each year to December 31st of the same year according to the generally accepted accounting standards and practices in Hong Kong;

“Reward and Bonus”	Refers to the part in excess of the Profit Target listed in Article 7 herein that Party A will pay to Party A’s management as Reward and Bonus;

“Management”	Refers to the directors, general manager and officers that participate in Party A’s operations; specific persons will be determined by the directors designated by Party A;

“Closing”	Refers to the transfer and handover of Purchased Assets in accordance with the provisions of Article 9 herein;

“Closing Date”	Refers to the 7th business day after all the conditions listed in Article herein are satisfied;

“Business day”	Refers to any day except Saturdays, Sundays and other days when banks are specified by laws or authorized to close;

“Consideration Share Price”	Refers to the consideration shares issued by VODone with a Consideration Share Price of HK$2.31 per share as referred to in Article 4.1 herein;

“Hong Kong”	Refers to Hong Kong Special Administrative Region;

“China”

Refers to the People’s Republic of China (for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region, unless otherwise indicated by the context);

“Renminbi”	Refers to the legal currency of China; and

“VODone”	Refers to VODone Limited, a limited liability company registered in Bermuda and listed on Hong Kong Exchanges and Clearing Limited (Stock code: 00082).

2.	Purchased Assets

2.1	It is agreed by the Parties that Party A will purchase from Party B and Party B will transfer to Party A, the following Purchased Assets (if applicable), upon the provisions contained herein:

	2.1.1	Fixed assets

The fixed assets owned by Party B, including but not limited to fixed assets relating to research and development of mobile phone motherboards and mobile phone application software (for the list of fixed assets, please see Annex 1 hereto);

	2.1.2	Intellectual Property

All the Intellectual Property owned or used by Party B (for the list of Intellectual Property, please see Annex 2 hereto), including but not limited to:

	(1)	Software products

a)

All the software copyrights owned by Party B, including but not limited to the software copyrights whose computer software copyrights have been registered (for details, please refer to Part B of Annex 2 hereto);

b)

Software products owned by Party B for which research and development work has been completed and for which Party B is applying for software copyrights or for which Party B has not applied for software copyrights; software products purchased by Party B from third parties; software databases involving mobile phone games and mobile phone applications; all other information or data in written, electronic or any other forms (for details, please see Part C of Annex 2 hereto);

	(2)	Domain Names

Domain Names currently managed and used by Party B but not registered (for details, please see Part A of Annex 2 hereto); and

	(3)	Other Intellectual Property

Other Intellectual Property owned by Party B or which Party B has the right to use, including but not limited to other trademarks, patents, expertise, computer software copyrights, designs, graphs, graphic markings (if any) and related system files, user files, product use manuals, flowcharts, charts, algorithms, other design documents, training manuals, program defects list, Q&A manuals or records of other user service questions and / or answers, or any other information relating to the use, operation, development, enhancement, maintenance, etc. of software.

2.1.3	Business contracts and business relationships

(1)

Party B agrees to endeavor to transfer all of its business contracts to Party A. Such business contracts include but are not limited to all agreements that are being performed, that are signed but not performed, that are to be signed and that are performed or expired but pending renewal. Specific transfer means: the new business contracts that Party B prepares to sign are directly signed by relevant parties; other business contracts are transferred to Party A after consent is obtained from other parties to such contracts. (For the list of business contracts that Party B is performing or has signed but not performing, please see Annex 3 hereto).

	(2)	Party B agrees to follow the provisions herein in transferring all of its customer resources and business partnerships to Party A.

	(3)	Party B agrees to transfer to Party A all of Party B’s rights and obligations under the house lease contracts (if any) for the houses leased to Party B according to the provisions herein.

2.2

Party B hereby confirms and warrants that the Purchased Assets transferred to Party A already include all the assets owned by Party B. If Party B owns other assets (including but not limited to other Intellectual Property) within the scope of Purchased Assets as agreed under Article 2 herein), such assets still belong to the Purchased Assets hereunder. Party B shall follow the terms and conditions specified herein in transferring all of such assets to Party A and the consideration for Party B to transfer such assets are still included in the consideration as agreed in Article 4 herein. If Party B has any assets that are not transferrable, such assets shall be disclosed to Party A in writing at the time of signing this Agreement.

2.3

Party B agrees to provide all the help needed by Party A for all the matters involving the protection and implementation of related Purchased Assets, including but not limited to signing all related documents for proving the related rights owned by Party A.

2.4	The Parties hereby acknowledge and agree that Purchased Assets do not include Party B’s liabilities, debts or responsibilities (including contingent liabilities) of any form or nature.

3.	Staff Placement

3.1

In order to ensure that businesses related to the Purchased Assets are smoothly operated by Party A after acquisition is completed, Party A agrees to take over the staff of Party B as listed in Annex 4 hereto according to the provisions herein (if the staff listed in Annex 4 hereto change after the conclusion hereof and before Closing of assets Party A and Party B shall separately negotiate and determine this issue); Party B is responsible for following the provisions herein in arranging the above-mentioned staff for accepting the employment notices of Party A and working at Party A. At the same time, Party B hereby warrants that it will not solicit, seduce or otherwise make any of the above-mentioned staff refuse to work for Party A nor will it attempt to do so.

3.2

Party B shall terminate labor contracts with Party B’s staff listed in Annex 4 hereto by September 30, 2010. Party B ensures Party B’s shareholders and officers (i.e. Kuang Yixun, Hu Zhenning, etc.) sign with Party A the labor contracts, confidentiality agreements and non-competition agreements (in the forms as designated by Party A) on the date of signing this Agreement; Party B ensures that Party B’s key employees will sign labor contracts and confidentiality agreements with Party A (Party B’s ordinary employees will sign labor contracts and confidentiality agreements with Party A on the basis of freewill).

3.3

Party A will observe the Hong Kong laws and regulations and this Agreement in signing labor contracts and confidentiality agreements with relevant staff as listed in Annex 4 hereto. After the new employment relationships take effect, Party A will be responsible for paying the above-mentioned staff’s salaries and remunerations and employee welfares and expenses as provided for in relevant laws and labor contracts. Before the new employment relations take effect, the same shall be borne by Party B.

3.4

It is hereby confirmed by Party B that, as employer, it has performed all the obligations for the staff listed in Annex 4 hereto as specified in relevant applicable laws, regulations and labor contracts. As of the date hereof, there is no employment dispute, arbitration or lawsuit that is occurring or may occur, and there is no unpaid salary or any form of sum or any other unperformed responsibilities. If any of above-mentioned staff raises any dispute, arbitration or litigation over the employment before working for Party A, Party B confirms that such issues shall be fully borne by Party B and unrelated to Party A.

4.	Consideration

4.1	It is agreed by the Parties that the consideration for the Purchased Assets is RMB78,200,000.00 which shall be paid as follows:

4.1.1

Payment of consideration in cash: when the transaction is completed, Party A shall pay to Party B in cash an amount equivalent to RMB19,800,000.00 (calculated according to the exchange rate of the day when the transaction is completed); and

4.1.2

Payment in consideration share: Party A shall enable VODone to issue  28,694,372 consideration shares to Party B (or any third party instructed in writing by Party B to Party A) at a Consideration Share Price of HK$2.31 per share. At the time of issuing, such consideration shares shall be accounted as having been fully paid and shall in all aspects have the same position as all other shares in VODone that have been issued until then.

	4.1.3	Party B hereby instructs to Party A to directly issue the relevant shares under Article 4.1.2 herein to the following persons at the time when the transaction is completed:

Party C 16,929,679 shares Party D 11,764,693 shares

4.1.4

Party A issues to Party B (or any third party instructed in writing by Party B to Party A) 30% of the shares and now Party B hereby instructs Party A to directly issue relevant shares to the following persons at the time when the transaction is completed:

Party C: 35 shares; and

Party D: 25 shares.

4.2	Payment method: It is agreed by the Parties that all the consideration shall be paid by Party A to Party B according to Article 9 herein at the time of Closing.

4.3

Consideration adjustment: it is agreed by the Parties that if the scope of the Purchased Assets changes or if Party B fails to follow the provisions herein in arranging the staff listed in Annex 4 hereto to work for Party A, the amount of consideration mentioned in Article 4.1 herein shall be adjusted accordingly. Specific adjustment is given in Article 11 herein.

5.	Lockup Period

5.1

It is hereby agreed and confirmed by Party B, Party C and Party D that the consideration share determined according to the percentage of the consideration shares (“lockup equity”) issued by VODone to Party C and Party D according to Article 4.1.3 herein will be limited by the following relevant lockup periods:

	5.1.1	If Party A’s audited and confirmed 2010 profit reaches the Profit Target as agreed in Article 6.1 (a) herein, at most 20% of the lockup equity may be freely transferred;

	5.1.2	If Party A’s audited and confirmed 2011 profit reaches the Profit Target as agreed in Article 6.1 (b) herein, at most 40% of the lockup equity may be freely transferred;

	5.1.3	If Party A’s audited and confirmed 2012 profit reaches the Profit Target as agreed in Article 6.1 (c) herein, at most 40% of the lockup equity may be freely transferred;

5.2	Except the above allowed transfers, no lockup equity (or any interest therein) may be sold, transferred or otherwise disposed.

5.3

If Party A’s audited and confirmed profit for any of 2010, 2011 and 2012 fails to reach the Profit Target agreed in Article 6.1 herein, such consideration shares shall not be freely transferred before being adjusted according to Article 6.2 herein.

5.4

During the lockup period, Party B has all the rights of the lockup share holders, including but not limited to exercising its voting rights. Party B agrees to authorize Party A to keep the lockup shares, and Party B agrees to pay the dividends due during the lockup period for such lockup shares to the joint account of Party A and Party B until the relevant part of lockup shares can be freely transferred when Party A deliver such dividends and lockup shares to Party B. If Party B fails to reach the Profit Target agreed herein, Party B shall follow the instruction from Party A in enabling Party A to dispose such lockup shares and the earnings within the lockup period according to the provisions of Article 6.2 herein.

5.5	It is agreed by the Parties that Party A shall, according to Article 4.1.4, issue 30% of Party A’s shares or any earnings thereof to Party C and Party D. Once locked up,

such shares cannot be transferred or otherwise disposed, unless otherwise agreed by Party A in writing.

6.	Profit Target

6.1	Party B hereby represents and warrants to Party A that, during the following consideration adjustment period, the Actual Audited Pre-tax Profit of Party A is:

Consideration adjustment period	Profit Target
(a) September 1st 2010 to December 31st 2010	RMB10 million
(b) September 1st 2011 to December 31st 2011	RMB36 million
(c) September 1st 2012 to December 31st 2012	RMB50 million

6.2

If the Actual Audited Pre-tax Profit for any year from September 1st 2010 to December 31st 2012 is less than the above-mentioned Profit Target, the consideration for sold shares shall be appropriately adjusted according to the following formula:

Quantity of VODone’s consideration shares issued according to Article 4.1.2 = (Profit Target — Actual Audited Pre-tax Profit) (converted in to HK$ amount as per the exchange rate at the time of redemption) / Consideration Share Price. By then, VODone has the absolute power to freely dispose of the above-mentioned consideration shares in a way deemed appropriate thereby (including but not limited to redemption or selling). For this purpose, Party B hereby irrevocably authorize VODone as its agent to handle all the issued needed for adjusting the consideration for sold shares according to Article 6.2 herein, including but not limited to signing documents, selling such consideration shares, the revenues of disposing and selling such consideration shares, etc. The stamp duty incurred as a result of adjusting the consideration for sold shares according to Article 6.2 shall be solely borne by Party B.

If the above-mentioned consideration shares are insufficient make up for the relevant difference, Mr. Kuang Yixun and Mr. Hu Zhenning hereby agree to use their remaining equity in Party A as compensation for VODone. VODone is responsible for determining the valuation of Party A’s equity.

7.	Reward mechanism

7.1

If the Actual Audited Pre-tax Profit for any year from September 1st 2010 to December 31st 2012 is more than the above-mentioned Profit Target specified in Article 6.1 herein, Party A agrees to appropriately reward the management according to the following incentive mechanism:

	7.1.1	If the profit realized by Party A is over twenty-five percent (25%) to fifty percent (50%) more than the Profit Target specified in Article 6.1 herein,

Party A will provide Party A’s management with rewards and bonuses in cash. The calculation benchmark is:

Reward in cash = (Actual Audited Pre-tax Profit – Profit Target x 1.25%) x 0.2

7.1.2

If he profit realized by Party A is over fifty percent (50%) more than the Profit Target specified in Article 6.1 herein, Party A will provide Party A’s management with rewards and bonuses in cash. The calculation benchmark is:

Reward in cash = (Actual Audited Pre-tax Profit – Profit Target x 1.5%) x 0.25

7.2

The mechanism described in Article 7.1 herein will be implemented during the profit warranty period specified in Article 6.1. Subsequent reward mechanism will be determined according to the overall reward mechanism of Party A.

8.	Preconditions for the Closing

8.1	In order to realize the Closing specified herein, the Parties hereby agree upon the following preconditions for the Closing:

8.1.1

Each party has obtained all the necessary authorizations, approvals and permits according to relevant Hong Kong laws and regulations, its articles of association, etc., and is approved to transfer the Purchased Assets.

	8.1.2	From the date hereof until the Closing, no material adverse change has occurred to Purchased Assets.

8.1.3

Party A’s Hong Kong financial consultant has performed due diligence regarding the ownership of the Purchased Assets and has issued its opinion regarding the ownership of such Purchased Assets. Party A is reasonably satisfied with the said financial consultant’s opinion.

9.	Closing of the Purchased Assets

9.1	It is agreed by the Parties to deliver Purchased Assets as follows:

9.1.1

Party B shall deliver to Party A the carbon copies of fixed assets and their acquisition agreements, orders, invoices, bills and all other ownership and price documents in electronic, written and other forms, and at the same time return the originals to Party A for checking (if any).

	9.1.2	Intellectual Property described in Article 2.1.2 (if applicable):

(1)

Software copyrights: for the software copyrights owned by Party B and for which computer software copyrights have been registered, the Parties agree to sign related software copyrights transfer agreements and software copyright applicant modification agreements and all other related documents according to relevant laws, and promptly handle modification registrations at the Intellectual Property Department of Hong Kong Special Administrative Region and complete the legal formalities required for changing the computer software copyright registration certificate owners and the software copyright applicants as Party A. Party B shall completely hand over to Party A other software products owned by or being developed by Party B and other software databases involving mobile phone games and mobile phone applications and all other information or data in written, electronic or other forms.

(2)

It is agreed by the Parties that within three business days after Party A and Party B have signed the Asset Purchase Agreement applications shall be submitted in the name of Party A to competent organizations for registering Party A as the owner of related Domain Names.

(3)

Party B shall completely hand over to Party B all other Intellectual Property owned by or being developed by Party B and all other information or data relating to Purchased Assets in written, electronic or other forms within three days after Party A and Party B have signed the Asset Purchase Agreement.

9.1.3	For the business contracts and business relationships described in Article 2.1.3 herein, Party B shall

(1)

Be responsible for following the provisions herein in enabling the counter parties to business contracts to sign supplementary agreements with Party A for modifying the signing party as Party A and/or modifying transaction clauses or sign new business contracts with Party A, or directly sign business contracts with Party A (the clauses of such contracts shall be agreed to by Party A in advance);

(2) Enable customers that have business partnerships with Party B to establish stable business relationships with Party A;

9.1.4	Party B shall enable the BOD of the Company to hold one meeting to pass the following issues:

(1)

Approve taxes and other compensation covenants, equity pledge agreements, no-competition agreements, confidentiality agreements and this Agreement and approve related persons to represent the Company in signing such documents and affixing steel stamps (if applicable);

(2)

Authorize the directors of the Company to handle and sign such issues and documents deemed appropriate or suitable thereby (including but not limited to signing all the documents hereunder) so as to enable this Agreement to take effect.

9.1.5                             Provided that Party B has performed all of its the responsibilities under Article 9.1.1 and Article 9.1.4 herein, when the transaction contemplated herein is completed, Party A must simultaneously deliver to Party B:

(1)              This Agreement as properly signed by Party A;

(2)              VODone distributes and issues 28, 694,372 consideration shares at Consideration Share Price and pay consideration in cash in the way as agreed in Article 4.1.3 herein. Such shares have been approved by Hong Kong Exchanges and Clearing Limited for issuing; and

(3)              Party A has distributed and issued 30% of Party A’s shares according to Article 4.1.4.

9.1.6                             If Party A fails to do anything required in Article 9.1.5 herein or if Party B fails to do anything required in Article 9.1.1 to Article 9.1.4, the requesting party, without prejudice to any other rights or remedies to which it is entitled, may

(1)              Extend the transaction completion date to any date within 7 days after the said transaction completion date (the provisions of this article apply to any extended transaction);

(2)              Complete the transaction without prejudice to any of the rights to which Party A or Party B is entitled to exercise as a result of the other party failing to perform any of its obligations hereunder;

(3)              If, after the signing of this Agreement, it is impossible to complete the transaction by the transaction completion date specified in this article not due to any fault on the part of Party A or Party B, neither party will request the other party to pay any damages or force the latter to perform its obligations hereunder or raise any other request for compensation; or

(4)              Terminate this Agreement.

9.2             It is agreed by Party A and Party B that the above Closing is valid and irrevocable; that after completion of the above-mentioned Closing, Party A will become the legal owner of Purchased Assets and equities on and from the Closing Date and will fully own the possession, use, yield, disposal and other relevant legal rights regarding Purchased Assets and equities (unless otherwise specified herein), Party B will no longer retain any ownership, intellectual property or any other property rights for the goodwill related to the assets or equities specified in Article 2 herein.

9.3             All the Closing formalities specified herein for the fixed assets, Intellectual Property (if any) shall be completed on the day when Party A and Party B sign the Asset Purchase Agreement. The formalities for signing related contracts described in Article 9.1.3 herein shall be completed within 7 days after Party A and

Party B sign the Asset Purchase Agreement. If such formalities are not completed by the specified time, Party A has the right to rescind this Agreement or exempt Party B from finishing any one or more Closing issues within the above-mentioned period. For exemption, the Parties and Party A may reach a separate written agreement for the time and content of the Closing.

10.           Further actions of Party A and Party B

10.1             In order to finish the matters mentioned in Article 9 herein, Party B shall do its best to cooperate with Party A, including but not limited to signing and providing related documents, reaching related agreements, etc.

10.2             Party B shall check all of its assets immediately after the signature hereof. If any related asset within the scope of Asset Purchase as agreed in Article 2 herein, Party B shall immediately notify Party A and transfer it to Party A according to the provisions herein.

11.           Consideration adjustment

11.1    Circumstances for adjusting consideration

If agreed by Party A, the consideration may be adjusted accordingly when:

(1)          Any other asset that should be transferred is discovered among the Purchased Assets as agreed in Article 2 herein;

(2)          All or part of Purchased Assets cannot be completely delivered;

(3)   The persons listed in Annex 4 hereto are not arranged according to the provisions herein.

11.2     Means for adjusting consideration

It is agreed by the Parties that, if any of the circumstances listed in Article 11.1 occurs, the Parties will separately negotiate according to the scope of actually Purchased Assets and select one of the following means for adjusting the amount of consideration:

(1)          Adjusting the amount of balance mentioned in Article 4.3 herein;

(2)          Party B will return the surplus of the consideration to Party A.

12.           Representations, warranties and undertakings by the Parties

12.1               Representations, warranties and undertakings by Party A

12.1.1                            Party A is a corporate legal person lawfully established and existing and ensures that Party A is an entity legally qualified for acquiring the assets hereunder.

12.1.2                            Party A has the right to execute this Agreement and perform all of its obligations hereunder. Upon being signed, this Agreement will be legally binding on Party A.

12.1.3                            Party A has obtained or will obtain all the necessary and valid authorizations for signing this Agreement, completing the transaction contemplated hereby, etc.

12.1.4                            Neither the execution of this Agreement nor the performance of any of its obligations hereunder will violate any of its organizational documents or any laws, regulations, ordinances or any authorizations or approvals of any governmental organizations or departments.

12.2               Representations, warranties and undertakings by Party B

12.2.1                            Party B is a corporate legal person legally established and existing and ensures that Party B is an entity legally qualified for acquiring the assets hereunder.

12.2.2                            Party B has the right to sign this Agreement and perform all of its obligations hereunder. Upon being signed, this Agreement will be legally binding on Party B.

12.2.3                            Neither signing this Agreement nor performing any of its obligations hereunder will violate any of its organizational documents or any laws, regulations, ordinances or any authorizations or approvals of any governmental organizations or departments.

12.2.4         Party B legally owns the ownerships use rights for all the Purchased Assets and own full and independent interests in and disposal rights for Purchased Assets (for all the Purchased Assets for which Party B owns ownerships, Party B is legally and validly authorized to use). None of the assets to be sold hereunder is not and, before Party A and Party B sign the Asset Purchase Agreement, will not be subject to any guarantee in any form or to any potential defects, contingent liabilities, third-party rights or other potential responsibilities or involve any dispute, arbitration or lawsuit specific to such assets, or limited by any other rights of refusal or similar rights. None of Party B’s possession, use, yield or disposal rights (incl. the transaction contemplated hereunder) for such Purchased Assets will infringe on any of the lawful rights of any third party or is questioned by or subject to any recourse of any third party. Party B’s selling Purchased Assets to Party A in accordance with the provisions herein will not be constrained by any right of refusal or any other right or limitation.

12.2.5         Party B warrants that none of the software copyrights uses any of third-party works, industrial markings or other intellectual achievements that are protected by intellectual property rights. In order to ensure the software copyrights involved in Purchased Assets are legally and effectively extended, Party B has provided and paid to relevant approving authorities relevant expenses in full.

12.2.6                            Party B has truly, accurately and completely listed all the Intellectual Property owned thereby and relating to related businesses. Party B is the lawful owner or user of related Intellectual Property. If any third party in any form contributed to the research and development of any related intellectual property, Party B acknowledges that such contributions were completed on the entrustment of Party B and that Party B has made sufficient compensations for such contributions and that all the resulting Intellectual Property, rights or interests belong to Party B. At the same time, Party B warrants that no related intellectual property is (i) subject to any third-party right or (ii) restricted by any unregistered or unfinished transfer or any other disposal. Party B may freely dispose of the related Intellectual Property in the means specified herein and none of such disposals will breach any of Party B’s legal or contractual obligations. Party B has appropriately maintained related Intellectual Property, has timely applied for all applicable and renewable Intellectual Property and has delivered corresponding registration fees when related Intellectual Property expired. Party B’s rights attached to related Intellectual Property have not been questioned and have not been subject to any effective question or any threatening question or any circumstance that may result in questioning within 24 months before the execution of this Agreement. Neither Party B nor any related business will infringe or ever infringed on any third-party rights; no third party can declare any related intellectual property as invalid or unenforceable.

12.2.7                            Party B has provided Party A with all the information related to Purchased Assets within this Agreement. Such information is true, comprehensive, accurate and not misleading and there is no fact that is related to Purchased Assets or may result in any material adverse impact and is not disclosed to Party A. None of the representations, warranties and undertakings made by Party B herein, including all the documents provided Party B to Party A, contains any untrue representation of any major fact or misses any significant fact that may mislead any of such representations.

12.2.8                            The complete and accurate list of Purchased Assets provided by Party B to Party A completely and accurately discloses all the information and data relating to its businesses or Purchased Assets, including the information and data that may influence Party A’s willingness to buy or accept Purchased Assets in accordance with this Agreement. Such information, data, documents and all the representations, warranties and undertakings made herein are true, complete, accurate and do not contain any false or misleading content. Party B does not conceal from Party A any reasonable information that should be disclosed to Party A.

12.2.9                            As part of related businesses, Party B owns or holds all the valid rights and/or permits relating to the use or to transfer all the computer software and other information technologies necessary as Purchased Assets. In the past 24 months there has been no interruption, data loss or similar incident relating to any computer software or any other information technology. In related information technologies there is and there will be any defect that may produce significant negative impact on any related business. Related information technologies have the capabilities and performances to meet related business requirements.

12.2.10                      Before signing the Asset Purchase Agreement with Party A, Party B allows Party A to access information on the conditions of the Purchased Assets.

13.           Undertakings after the date of this Agreement and before the Closing

13.1               After signing and before delivering this Agreement, Party B undertakes that it:

13.1.1                            May not (and may not agree to) sell, transfer or dispose any of Purchased Assets or any interests therein in any form.

13.1.2                            No act will affect any acquired asset. If any act may cause any contract to be automatically rescinded or any clause to be modified or trigger any clause, the other party will be regarded as having defaulted or caused any legal consequence.

13.1.3                            Any action or allowing anything may cause insurance to be invalid or interrupted, etc.

13.1.4                            Anything that may make it impossible to perform any of the representations, warranties and undertakings of Party B under 12.2.

13.1.5                            Provide Party A with all assistance and allow Party A to check assets and perform due diligence investigations.

13.1.6                            Provide Party A with all assistance and allow Party A to successfully continue its various business operations.

13.1.7                            Provide Party A with all the data about customers and supplier accounts.

13.1.8                            Party A has always been taking all actions to maintain and protect related Intellectual Property. No related intellectual property infringes or may infringe on any third-party intellectual property or interest or may result in any such infringement.

13.1.9                            All contracts and agreements are validly extended. No contracting party has breached any contractual clauses.

13.1.10                      The premiums for all insurances have been paid on time. All insurances validly exist. No issue has occurred that may result in any insurance company terminating any insurance policy or opposing any valid insurance policy. No claim has been raised.

13.1.11                      All records, financial data, data, etc. are correctly recorded and collected.

13.1.12                      No contract, arrangement or any other issue related to Purchased Assets may be influenced by this acquisition. If any of such contracts, arrangements or other issues results in termination hereof or constitutes any default or needs to be approved by, consented to by contracting parties or notices to be issued to contracting parties, etc.

13.1.13                      All receivables are collectible and are lawful.

13.1.14                      All the data and information provided by Party B to Party A and listed in Annexes 1-6 is correct and not misleading or missing.

From the date of signing this Agreement to the date of completing the transaction contemplated hereunder, Party B will continue to operate its businesses in the past form and, without prior written consent by Party A, Party B shall not take on any general business operations inconsistent with past operations.

14.           Undertakings by the Parties

14.1               Party A’s undertakings

14.1.1                            Party A will timely pay Party B the consideration for Purchased Assets in accordance with the provisions herein.

14.1.2                            Party A will make and sign further actions, behaviors, issues and documents needed for performing the clauses herein so as to enable full achievement of all the expected objectives herein.

14.2               Party B’s undertakings

14.2.1                            Party B will make and sign further actions, behaviors, issues and documents needed for performing the clauses herein so as to enable full achievement of all the expected objectives herein.

14.2.2                            Unless otherwise agreed by the Parties, Party B commits that on and from the Closing Date Party B will no longer, directly or indirectly, through any third party, associated company, affiliate or any other entity, engage in any business or activity that is similar to or competes with any of the businesses of Party A. At the same time, Party B commits that it will not (i) take any job in any competitor; (ii) directly or indirectly hold any interests in any competitor; (iii) influence or try to influence any customers, suppliers, employees, consultants or any other third parties that still have contractual or business relationships with Party A so as to terminate or suspend any of such contractual or business relationships or reduce supplied commodities or services; or (iv) solicit or try to solicit Party A or Party A’s employees or consultants. For the purpose of this article, the term “competitor” refers to any individual, company or other entity that engages in any business or activity that is similar to or competes with related businesses. For the specific undertakings of Party B, please see Annex 5 hereto.

14.2.3         Party B hereby, irrevocably and unconditionally, to the maximum extent allowable by law, assigns, transfers and delivers to Party A all the Intellectual Property and all the related rights, property rights and interests it owns in the world relating to mobile phone games and mobile phone application businesses. Party B hereby acknowledges that Party B will not retain any remaining right, ownership or interest for or in any of such Intellectual Property.

14.2.4         If Party B, for any reason, fails to assign and/or transfer any of the rights, property rights and interests mentioned under this article or if any of such assignments and/ or transfers is not approved by or registered (if applicable) with any related governmental organizations, Party B hereby grants to Party A an exclusive, irrevocable, permanent and worldwide permit which can be used for free to reproduce, develop, create, modify, revise, improve, enhance, recompile, translate, create derivatives from, manufacture, market, issue, publish, distribute, sell, license, sub-license, transfer, assign, disseminate and use related intellectual property rights.

14.2.5                            Party B commits to take all reasonable preventive measures to maintain the confidential nature of confidential information (please see Article 16.1 herein) in Party B’s related Intellectual Property.

14.2.6                            From the Closing Date, Party B shall immediately stop all of its business operations.

14.2.7                            Party B and Party B notify business-related persons of the transfer of assets by jointly sending letters to such persons.

14.2.8                            Party B will continue to provide Party A with all related assets and assistance so that Party A may carry out such business operations.

14.2.9                            Party B will continue to provide the assistance as described in Article 9.1.2 (2) and Article 9.1.3; and

14.2.10                      If Party B receives from any supplier, customer, etc. any inquiry or telephone call regarding the above-said transfer, it shall immediately notify Party A and work with Party A in determining the response method.

15.           Other expenses

15.1             Party B shall solely bear the income taxes and other related taxes and expenses payable as a result of selling Purchased Assets and shall fully perform its tax-paying obligations.

15.2             Each of the Parties hereto shall bear all the application costs, handling charges and other expenses and expenditures arising out of or relating to negotiations, drafting or completing this Agreement and all the issues expected herein.

16.           Confidentiality

16.1             Each party hereto shall keep strictly confidential the negotiation and signing of this Agreement and the clauses contained herein and all the information, documents, data, etc. (collectively referred to as “confidential information” herein) of the other party to which the former accesses in performing this Agreement. Unless mandatorily specified in relevant laws, regulations or related governmental departments and Party A needs to announce according to the listing rules, etc. of Hong Kong, neither party shall by action or inaction enable third parties that do not bear the confidentiality obligation (except the Parties and authorized persons) to use such confidential information when not performing the obligations hereunder.

16.2             Party B has the obligation to enable all of its personnel (including the personnel listed in Annex 4 hereto and those not listed in Annex 4 but work for Party B) and Party B’s agents, associated companies, affiliates (including but not limited the employees, agents, consultants, etc. of such affiliates), legal advisors, financial consultants and other intermediary organizations related to the acquisition of Purchased Assets and their personnel to bear confidentiality obligation for confidential information. If any of the above-mentioned personnel breaches any of the confidentiality obligations, Party B shall be regarded as breaching its confidentiality obligation.

16.3             The confidentiality obligations specified herein for each party will survive the termination of this Agreement.

17.           Liabilities for breach of agreement

17.1             If any of the following circumstances occurs, Party B will be regarded as having seriously defaulted and, in such a case, Party A has the right to immediately rescind this Agreement and request Party B to bear all the liabilities resulting from such default and compensate Party A for all the economic losses caused to Party A as a result, including but not limited to the litigation or arbitration expenses (including lawyers’ expenses) incurred as a result of lawsuits relating to such defaults or arbitration procedures.

(1)                      Party B hides from Party A any information on the Purchased Assets specified in Article 2 herein. Such information includes but is not limited to the scope, categories, quantities, value, registration, true statuses, etc. of Purchased Assets.

(2)                      All or part of the Purchased Assets delivered by Party B fails to conform to the provisions herein;

(3)                      Party B refuses to perform or fails to fully perform the delivery obligations specified in Article 9 herein.

(4)                      Party B breaches any of the provisions in Article 10.3 herein and does not agree to transfer or refuses to cooperate with Party A in transferring all or any part of the rights and obligations hereunder to third parties or change or changing the other party hereto to a third party, or sign or signing supplementary agreements or re-sign agreements with third parties.

(5)                      Any of Party B’s representations or statements under Article 12 herein is untrue, incomplete, inaccurate or misleading.

17.2             Except as agreed above, after the signing of this Agreement, if either party directly or indirectly breaches, refuses to perform or incompletely performs any provision herein, or breaches any of its representations, warranties and undertakings herein, it shall be regarded as a default. In such a case, the non-breaching party may grant the breaching party a certain reasonable period during which the non-breaching party may request the breaching party to make remedies. If the breaching party fails to take any remedial actions within the above-said reasonable period of time, the non-breaching party shall have the right to rescind this Agreement and request the breaching party to bear all the resulting liabilities and to be responsible for all the economic losses caused by its default to the non-breaching party. Such economic losses include the litigation or arbitration expenses (including lawyers’ expenses) incurred as a result of lawsuits relating to such defaults or arbitration procedures relating to such defaults. The total amount of such economic losses shall not exceed the losses that the breaching party foresees or should foresee that may be caused to the non-breaching party as a result of breaching this Agreement.

18.    Effectiveness

18.1             This Agreement will take effect on and from the date on which it is signed by the Parties’ directors or authorized representatives.

19.           Governing law and settlement of disputes

19.1             The effectiveness, interpretation, performance of this Agreement, settlement of disputes, etc. shall be governed by the law of Hong Kong Special Administrative Region.

19.2             Any dispute arising out of or relating to this Agreement, including but not limited to the conclusion, binding force, performance, interpretation, liabilities for breach of contract, revision and termination of this Agreement shall be settled by the Parties hereto through friendly negotiation. If no agreement is reached within 30 days after the occurrence of a dispute, it shall be submitted to Hong Kong International Arbitration Center for arbitration in Hong Kong Special Administrative Region in accordance with the arbitration rules that are valid at that time. The arbitral award shall be final and binding on the Parties.

19.3             During the period of dispute settling, except for the matters in dispute, the Parties shall continue to perform the other terms herein.

20.           Modification, cancellation and termination

20.1             Party B hereby irrevocably warrants that it agrees that Party A has the right to at its own discretion transfer to any third party or change the other party hereto to the said third party for all or any part of its rights and obligations hereunder.

20.2             Unless otherwise agreed herein, no modification of this Agreement shall take effect before it is jointly negotiated by the Parties and a written agreement is reached by and between the Parties. If no agreement is reached, this Agreement will continue to be valid and effective.

20.3             It is unanimously agreed by the Parties that a written agreement may be signed for the purpose of rescinding this Agreement.

20.4             Either party may rescind this Agreement if

(1)                      The other party breaches any of the preconditions for the Closing specified in Article 8 herein;

(2)                      The other party commits one of the serious defaults as described in Article 17.1 herein.

21.           Guarantee

21.1             Guarantors jointly and severally state, represent and warrant to Party A that all the representations, fact descriptions and information indicated herein are in all aspects true and accurate and will remain effective on and from the beginning date hereof to the Closing Date. Guarantors also jointly warrant and represent that all the clauses performed by Party B hereunder and all the responsibilities and obligations, if Party B breaches any provision herein or fails to perform any of its responsibilities or clauses hereunder, guarantors will jointly bear the responsibility for compensating Party A.

21.2             Each guarantor owns all the powers for signing this Agreement and exercising its rights specified herein and for performing all of its obligations hereunder. After being signed by all guarantors, this Agreement will constitute a legal, valid and binding agreement for all guarantors and shall be performed in accordance with the clauses specified herein.

22.           Time and no exemption

22.1             Time is an important clause for this Agreement in all aspects. If any party hereto fails to exercise or delay in exercising any of its rights granted hereunder, it will not constitute any waiver of the said right. Individually or partially exercising any right granted hereunder does not exclude any party from further exercising the same right or from exercising any other right or damage or influence this party in exercising any other right against any other party hereto fro the same responsibility (whether or not jointly, severally or otherwise with any third party). The rights and remedial measures granted hereunder are additional and do not exclude any rights or remedial measures granted by law.

23.           Transfer

23.1           This Agreement is binding on the Parties hereto and their successors and assignees. Without prior written consent of other parties hereto, no party hereto shall transfer any of its rights or responsibilities hereunder.

24.           Entire agreement

24.1             This Agreement constitutes the entire agreement for all the issues relating hereto and replaces all the prior contracts, arrangements, representations or transactions regarding relevant issues between the Parties hereto.

25.           Joint and several responsibilities

25.1             Party C and Party D bear joint and several responsibilities for all of their the obligations and responsibilities hereunder.

26.           General

26.1             All the representations, warranties and undertakings made by each party hereto to the other party hereto are full and true as of the date of signature. Each party confirms that the other party signs this Agreement on the basis of such statements and warranties and regards such statements and warranties as the preconditions for this Agreement. After this Agreement takes effect, if any party discovers any circumstance is inconsistent with any of the representations, warranties and undertakings made by the other party, the former will immediately disclose such issue to the other party. Either party hereto warrants to the other party to compensate the other party for all the losses, expenses, expenditures or other liabilities as a result of its breaching any of its representations, warranties and undertakings made to the other party.

26.2             Each of the representations, warranties and undertakings made by either party to the other party is separate and independent and, unless otherwise expressly stated herein, will not be limited by any clause herein.

26.3             If any clause or any other provision herein becomes invalid, illegal or unenforceable according to relevant Hong Kong laws, all other clauses and provisions herein shall remain fully valid and in force. When any clause or provision herein is judged as invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement and in an acceptable means realize the original intentions of the Parties as close as possible.

26.4             This Agreement is the entire agreement for all the contents involved herein and, together with all annexes hereto, constitutes the consistent representation for all the meanings of the Parties. This Agreement replaces all the oral and written intentions, expressions, understandings made by the Parties before the date of signature for this Agreement regarding the transaction contemplated herein.

26.5             Unless otherwise specified by law, if either party hereto fails to exercise or delays in exercising any of its right hereunder, it does not constitute any waiver of such right. Separately or partially exercising such rights does not hinder it from exercising any of its other rights, powers or privileges.

26.6             The titles of all paragraphs are for the convenience of reading only and do not influence the meanings or interpretations of this Agreement.

26.7             Unless otherwise indicated herein, references to articles, clauses and annexes are to the clauses and annexes herein.

26.8             All the requests, notices and other communications (collectively referred to as “notices” hereinafter) made or given hereunder shall be sent to the following addresses through in-person service, express service, registered mail or fax. The dates on which such notices are regarded as validly served shall be determined in the following means:

26.8.1                            If the notice is sent in person or by commercial express service or by registered mail, it will be regarded as effectively served on the date when it is served or rejected at the designated address; or

26.8.2                            If the notice is sent by fax, it will be regarded as effectively served on the date when it is successfully transmitted (which shall be proved by the transmission confirmation information automatically generated by the system).

26.8.3                            For the purpose of notice, the communication addresses and contact means for the Parties are as follows:

To Party A:

OWX Hong Kong Limited

Attn.: Xian Handi

Address: Room 3006, 30F, Gloucester Tower, The Landmark, 11 Pedder Street, Central Ring, Hong Kong

Tel.: (852) 2869 8966

Fax: (852) 2869 8960

To Party B

Bright Way Technology (Hong Kong) Limited

Attn.: Hu Zhenning

Address: Room 1102-1103, 11F, Kowloon Building, No.555 Nathan Road, Mongkok, Kowloon Hong Kong

Tel.: (852) 2388 7870

Fax: (852) 2388 7900

To Party C

Mr. Kuang

Attn.: Kuang Yixun

Address:       , Shenzhen

Tel.: (86) 0755 83433258

Fax: (86) 0755 83849955

To Party D

Mr. Hu

Attn.: Hu Zhenning

Address: Address:       , Shenzhen

Tel.: (86) 0755 83435832

Fax: (86) 0755 83849955

26.9            The Parties may sign written supplementary agreements for this acquisition of assets and related issues. Any supplementary agreement shall have the same legal force and effect as this Agreement.

26.10  All the annexes hereto constitute an integral part hereof and have the same legal force and effect as this Agreement.

26.11  This Agreement has two counterparts, one for each of Party A and Party B and both having the same legal force and effect.

Party A: OWX Hong Kong Limited.
Director:	/s/ Sin Hendrick

Party B: Bright Way Technology (Hong Kong) Limited
Director: Hu Zhenning [affixed with company chop]

Party C: Kuang Yixun
Signature:	/s/ Kuang Yixun

Party D: Hu Zhenning
Signature:	/s/ Hu Zhenning

Annex 1                           List of Fixed Assets (as at August 31, 2010)

	Description of fixed	Placed at	Date of
S/N	asset	(department)	procurement
Computers
1	None
Vehicles (note: all the vehicles are owned by the Company)
2	None
Office assets
3	None
Others
4	None

Annex 2                           List of Intellectual Property

Part A

S/N	Domain Name	Number	Registration No.	How the interest was acquired	Scope of rights	Development completion date	Date of first-time issuing
1	None

Part B

6 software copyrights for which computer software copyrights have been registered:

S/N	Software name	Number	Registration No.	How the interest was acquired	Scope of rights	Development completion date	Date of first-time issuing
1	None

Part C

Software copyrights and use rights

S/N	Software name	Number	Registration No.	Means to obtain such rights	Scope of rights	Development completion date	Date of first-time issuing
1	None

Annex 3                           List of Contracts Being Performed or Signed but not performed

S/N	Contract name	Counterparty	Term	Remarks
1	None

Annex 4                           List of Staff Placement

S/N	Name	Sex	Position	Date of enrolment	Term of labor contract
Shareholders and officers
1	None
Key employees
2	None
Ordinary employees
3	None

Annex 5                           Non-competition Undertaking

TO: OWX Hong Kong Limited

We hereby unconditionally and irrevocably undertake that, during the duration (including legal extension) of your company, unless agreed by your company in writing in advance, we will not separately or jointly, representing person, firm or company (enterprise, unit), directly or indirectly, develop, run or assist in running, participate or engage in any business that competes or may compete with the business run by your company in any region either in or outside China, or hold any equity or interest in any company or enterprise that competes or may compete with the business run by your company, or otherwise engage in any business that competes or may compete with the business run by your company.

On and from the date of signing this letter of undertaking executed by both Parties, except the business contracts that are difficult to transfer to your company in accordance with the provisions of the Asset Purchase Agreement signed by your company and us, we will no longer run any business that may compete with the business of your company. At the same time, we undertake that, when the conditions exist for transferring the above-mentioned business contracts to your company, we will immediately begin helping your company sign supplementary agreements with the counter parties to such business contracts so that your company become a party to such business contracts or re-sign agreements with such counter parties. Meanwhile, we will no longer engage in any of the businesses as agreed in such business contracts.

If your company, according to the provisions of the above-mentioned Asset Purchase Agreement, transfers all or part of your company’s rights and/or obligations under that Agreement, or changes any party hereto as a third party, we will also perform out undertakings to this third party and re-issue a letter of undertaking.

If any of the above undertakings is proved to be untrue or is not followed, we will compensate your company for all the direct and indirect losses and will be held liable for the corresponding legal liabilities.

Bright Way Technology (Hong Kong) Limited

Director:	/s/ Hu Zhenning
[affixed with company chop]

September 30, 2010

Annex 6                           Party B’s Non-transferrable Assets

Non-transferrable assets:

S/N	Contract name	Counterparty	Term	Remarks
1	None